ATTORNEY/CLIENT REPRESENTATION AND FEE AGREEMENT

This Attorney/Client Representation and Fee Agreement (this "Agreement") is hereby entered into by Client (as defined below), and Attorney (as defined below) whereby the Attorney shall provide representation, specifically, legal services (the "Representation") to the Client upon the terms and conditions herein.

--------------------------------------------------------------------------
"Client(s)" shall mean:             |   Maxxzone, Inc.
                                    |
--------------------------------------------------------------------------
                                    |
"Subject" shall mean legal          |   General corporate governance,
counseling, planning, consultation, |   and general securities
and drafting in connection with the |   regulatory compliance for the
following matters:                  |   period of 10/1/03 to 12/31/03
                                    |
--------------------------------------------------------------------------
                                    |
"Attorney's Fee" shall be (subject  |   250,000 shares of Client's
to the terms of this Agreement):    |   common stock
                                    |
--------------------------------------------------------------------------

1.  Attorney.  "Attorney" shall mean Michael  D.  Spadaccini,  f  a  x:
619.374.2027

2.   Fees,   Charges  and  Expenses.  The  Attorney's   Fee   for   the
Representation  shall  be  the  Attorney's  Fee  defined   above.   The
Attorney's Fee does not include charges, and expenses incurred by Attorney ("Expenses"). Expenses include, but are not limited to, court fees, service of process charges, photocopy services, notary fees, computer assisted legal research, long distance telephone charges, messenger and delivery fees, postage, facsimile charges, deposition costs, parking, mileage at thirty cents ($0.30) per mile, investigation expenses, consultant's fees, expert witness fees, and all other costs deemed necessary at the Attorney's exclusive discretion. Client agrees to pay Expenses within a reasonable time upon demand, or to reimburse Attorney, within a reasonable time upon demand, for any Expenses that Attorney may have advanced. Attorney shall notify client before incurring expenses in excess of $250.00.

3. Continuing Representation and Fees. The Attorney's Fee does not include additional services rendered either: (i) beyond the Subject of this Agreement, (ii) in connection with the Subject of this Agreement, but not reasonably anticipated by Client or Attorney, or (iii)
continuing services following the termination of this Agreement ("Additional Services"). Additional Services shall be governed by the terms of this Agreement, unless a separate agreement is executed. Additional Services shall be charged at Attorney's standard hourly rate of $250 per hour ("Additional Fees"). Attorney shall notify Client of Additional Fees before they are incurred in excess of $100.

4. Payment Terms and Finance Charges. Attorney's Fees are due in advance. Expenses and Additional Fees are due within 5 days of invoice. Any due Attorney's Fees, Expenses, and Additional Fees shall incur interest at 15% per annum.

5. Related Party. "Related Party" shall mean any person or witness, with which the Attorney has a present or former legal, business, financial, professional, or personal relationship either in connection with the Subject of the Representation, which might affect the Representation.

6. Limits of Representation and Confidentiality; Disclosure and Written
Consent.    The   Representation  and  the  underlying  attorney/client
confidentiality conferred by law is hereby limited as follows:

     a. ORGANIZATION AS CLIENT. If the Client is an organization other than a natural person, this Agreement does not necessarily confer either confidentiality or Representation beyond the organization itself to any officer, employee, body, or constituent of the organization, except by separate written agreement between the attorney and such officer, employee, body or constituent.

     b. SERIOUS LIMITATIONS OF REPRESENTATION WITH RESPECT TO MULTIPLE CLIENTS. If the Client under this Agreement is more than one party, then the Representation is a "Joint Representation", and each client is a "Joint Client", and this Paragraph shall apply to this Agreement. The interests of each Joint Client may potentially conflict, or may actually conflict, and Joint Representation carries serious risks to each Client. Attorney shall balance the interests of each Joint Client, and shall not advocate for any Joint Client individually; thereby, the results obtained for each Joint Client shall not be as advantageous as if the Attorney represented each Joint Client individually. Furthermore, the attorney/client confidentiality normally afforded in an attorney/client relationship shall not apply with respect to each Joint Client; in other words, Attorney shall share information gathered from any Joint Client with all other Joint Clients. ATTORNEY STRONGLY DISCOURAGES JOINT REPRESENATION ARRANGMENTS. BY SIGNING THIS AGREEMENT, JOINT CLIENTS HEREBY CONSENT TO THE RISKS OUTLINED HEREIN. JOINT CLIENTS MUST EACH SIGN A COPY OF THIS AGREEMENT.

7. Discharging Attorney. Client may discharge Attorney at any time, upon written notice to Attorney, and Attorney will immediately after receiving such notice, cease to render additional services. Such a discharge does not, however, relieve Client of the obligation to pay Attorney's Fees, Additional Fees, and Expenses incurred prior to such termination, and Attorney has the right to recover from Client the reasonable value of Attorney's legal services rendered from the effective date of the Agreement to the date of the discharge.

8. Attorney's Withdrawal. Attorney may withdraw from representation of Client (i) with Client consent, (ii) upon court approval if required by law, or (iii) if no court action has been filed, upon reasonable notice to Client. Attorney does not maintain errors and omissions insurance that would provide coverage to Client under this Agreement.

9. Effective Date. This agreement will take effect when both parties have executed the agreement, but its effective date will be retroactive to the date Attorney first performed services. The date at the beginning of this Agreement is for reference only. Even if this Agreement does not take effect, Client will be obligated to pay Attorney the reasonable value of any services Attorney may have performed for Client.

10. Work Product and Copyright. All copyrights and other intellectual property rights not expressly transferred to Client under this Agreement shall remain with Attorney; Attorney's work product shall not be deemed to be a "work for hire" as used in the U.S. Copyright Act.


"Attorney"                          "Client"

Date: 10/1/03                       Date: 10/1/03

/s/ Michael Spadaccini              /s/ Roland Becker, President
----------------------              -----------------------------